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                                                         Exhibit 99.3

                                          FOR IMMEDIATE RELEASE

                      YAHOO! EXPANDS EXECUTIVE ROLES

        TIM KOOGLE APPOINTED CHAIRMAN; JEFF MALLETT NAMED PRESIDENT

     SANTA CLARA, Calif.-JAN. 12, 1999-Yahoo! Inc. (NASDAQ: YHOO), a leading Internet media company, today announced the expansion of executive roles. Effective immediately, Tim Koogle ("TK"), Yahoo!'s president and chief executive officer has been appointed chairman and chief executive officer of the company. Koogle was recently named one of "The Top 25 Executives of the Year" for 1998 by BUSINESSWEEK (Jan. 11, 1999). Jeff Mallett has been named president in addition to his current role as chief operating officer of the company, and has joined the Board of Directors.

     Koogle and Mallett joined Yahoo! in mid-1995. In conjunction with David Filo and Jerry Yang, Yahoo!'s co-founders, they developed the original business model and strategy that the company continues to execute today. Since shaping the company during its start-up phase, Koogle and Mallett have led Yahoo! to its current leading position as a profitable, preeminent global Web network. Under their leadership, Yahoo! has achieved several consecutive quarters of increasing profitability and 1998 annual net revenues of $203,270,000.

     "Yahoo! started off with Chief Yahoos-Jerry and David. For the last four years another pair of Yahoos-TK and Jeff-have placed their formidable managerial imprints on the company. Their new, expanded titles formally reflect a management structure that has existed for more than a year. Both TK and Jeff have ensured that Yahoo! emerged from the complex and intensely competitive environment since the Internet's creation. Now their challenge is to ensure the company becomes a sustainable and prominent part of the Internet's future," said Michael Moritz, Yahoo! Board Member and a General Partner of Sequoia Capital, Yahoo!'s founding investor.

     Yahoo!'s co-founder and chief Yahoo! Jerry Yang continues in his role working closely with Koogle and Mallett to develop corporate business strategies and guide the future direction of the company. David Filo, Yahoo! co-founder and chief Yahoo!, continues to serve as a key technologist, directing the operations behind Yahoo!'s global network of Web properties.

     Yahoo! made no organizational or reporting structure changes in conjunction with the announced expansion of executive roles.

ABOUT YAHOO!
     Yahoo! Inc. is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the Web, www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 15 world properties. Yahoo! has offices in Europe, the Asia Pacific and Canada, and is headquartered in Santa Clara, Calif.

                             # # #

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
 All other names are trademarks and/or registered trademarks of their respective owners.

PRESS CONTACTS:
Blaise Simpson, NRW PR, (650) 827-7065, blaise@nrwpr.com
Diane Hunt, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com